Code of Ethics
and
Compliance Policies & Procedures Manual

Revised: October 2, 2013

CODE OF ETHICS AND STANDARDS OF BUSINESS CONDUCT

1           Introduction

Beacon Pointe Advisors, LLC (“BPA”) is an investment adviser registered with the U.S. Securities and Exchange Commission (“Commission”) under the Investment Advisers Act of
1940 (“the Act”). Pursuant to Rule 204A-1 of the Act, an investment adviser is required to establish, maintain and enforce a written code of ethics that must set forth standards of conduct expected of advisory personnel and address conflicts that arise from personal trading by advisory personnel.

Similar requirements to adopt a written code of ethics exist under Rule 17j-1 of the Investment Company Act of 1940 (“Investment Company Act”) for investment advisers to registered investment companies.

2           Scope of the Code

BPA has adopted the following Code of Ethics and Standards of Business Conduct (“the Code”) which will govern all “Supervised Persons” of the firm.

Any other investment adviser that is a related person of BPA may choose to adopt the Code as its own. In any such case, all references in the Code to “BPA” shall be deemed to refer to such other adopting investment adviser. Currently, the Code has been adopted in its entirety by:

       1.   Port Street Investment Solutions LLC (“PSIS”)

2.1           Supervised Person

BPA’s Supervised Persons are its partners, officers, directors (or other persons occupying a similar status or performing similar functions) and employees, as well as any other persons who provide advice on behalf of the adviser and are subject to BPA's supervision and control.

2.2           Chief Compliance Officer

BPA has appointed a Chief Compliance Officer (“CCO”) for the firm. The CCO is responsible for the administration of BPA’s compliance program. Any questions regarding the Code should be addressed with the CCO. The Code requires Supervised Persons to report or disclose to and/or seek approval from the CCO for certain activities. In the case of the CCO, the CCO will report to and seek approval from the CFO, who will review such activities. The CFO will also serve as a back-up to the CCO in the absence of the CCO during vacations, extended illness or incapacity. However, the CFO may never approve his/her own activities.

2.3           Supervision

Supervised Persons with supervisory responsibility, authority, or the ability to influence the conduct of others will exercise reasonable supervision over those subject to their supervision or authority in order to prevent any violations of applicable statutes, regulations, or provisions of the Code. In so doing, Supervised Persons may rely on procedures established by BPA that are reasonably designed to prevent and detect such violations. Supervised Persons are responsible for the reasonable supervision of the persons who report to them. The President of BPA is responsible for the general supervision of all Supervised Persons of BPA. The CEO of PSIS is responsible for the general supervision of all Supervised Persons of PSIS.

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2.3.1              Functional Titles

The Code and subsequent Policies & Procedures (“P&P”) make use of functional titles/roles to identify the Supervised Persons and their responsibilities. A list of Supervised Persons and their corresponding functional titles is provided in the Employee Directory. Supervised Persons should be mindful that they may have multiple functional roles and must take care to identify all of the policies and procedures they are responsible for under the Code and P&P.

2.4           Amendments

The Code does not attempt to anticipate every ethical dilemma that Supervised Persons might face. Instead it sets forth general guidelines on certain issues for maintaining BPA’s high ethical standards. BPA recognizes the need to respond flexibly to ever-changing business needs and circumstances. Accordingly, BPA reserves the right to revoke, modify, interpret, and apply its guidelines, policies or procedures at its sole discretion, and without prior notice.

For any mutual fund to which PSIS provides investment management services, PSIS will submit a copy of the Code for approval by the mutual fund’s board of directors:
a.   Initially, before it is retained as an investment adviser to the mutual fund; and
b.   With each material change, no later than six months after adoption of the change.

2.5           Acknowledgements

BPA will provide to each Supervised Person a copy of the Code and any amendments to the Code at time of hire and each time it is amended. Each Supervised Person must acknowledge with each version, in writing, that he or she has received a copy of the Code, has read and understood it, has had an opportunity to ask questions about what it means and how it applies to him or her, and that he or she will abide by it.

3           Fiduciary Duty

BPA is an investment adviser and as such is a fiduciary that owes its clients a duty of undivided loyalty. Supervised persons of BPA will:

1.   Act for the benefit of their clients and place their clients’ interests before their own;
2. Act in a position of trust and fiduciary responsibility to clients and do nothing to violate that trust;

3. Conduct themselves with integrity and dignity, and act in an ethical manner in their dealings with the public, clients, prospects, employer, and fellow Supervised Persons;
4.   Act with competence, use reasonable care and exercise independent professional judgment;
5.   Exercise independence in making investment decisions for clients;

6.   Conduct personal securities transactions in a manner that is consistent with the Code and act to avoid actual or potential conflicts of interest or abuse of their position of trust and responsibility;

7.   Eliminate and/or disclose all conflicts of interest;
8.   Safeguard and keep confidential nonpublic personal information of clients; and
9.   Comply with applicable federal securities laws. Supervised persons of BPA will not:

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1.   Employ any device, scheme or artifice to defraud a client;
2. Make any untrue statement to a client or omit to state any material fact that a client would reasonably require in order to make sound decisions;
3. Engage in any act, practice or course of business that operates or would operate as a fraud or deceit on a client; or
4.   Engage in any manipulative practice with respect to a client.

4           Standards of Business Conduct

In reflection of its fiduciary duty, BPA adopts the following Standards of Business Conduct.

4.1           Compliance with Securities Laws & Rules

Supervised Persons will comply with all applicable federal securities laws. Furthermore, Supervised Persons will not engage in any professional conduct involving dishonesty, fraud, deceit, or misrepresentation.

Federal securities laws means the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, the Investment Company Act of 1940, the Investment Advisers Act of 1940 (“Advisers Act”), Title V of the Gramm-Leach-Bliley Act, any rules adopted by the U.S. Securities and Exchange Commission (the “Commission”) under any of these statutes, the Bank Secrecy Act as it applies to funds and investment advisers, and any rules adopted thereunder by the Commission or the Department of the Treasury.

4.2           Conflicts of Interest

Supervised Persons will make best efforts to identify actual and potential conflicts of interest. Supervised Persons will seek to avoid conducting personal or private business that conflicts with, or gives the appearance of conflicting with, the interests of the firm or its clients. Further, the appearance alone of a conflict of interest can be as damaging to the firm as an actual conflict.

Where potential conflicts cannot be eliminated, Supervised Persons will fully disclose those to BPA, and BPA will fully disclose material facts concerning that conflict to the client(s). BPA considers a “conflict of interest” to be any situation in which the Supervised Person’s own interests could interfere with the Supervised Person’s responsibilities as a representative of BPA.

BPA expects Supervised Persons to report potential conflicts of interest to the CCO.

4.3           Outside Business Activities

Supervised Persons have a duty of loyalty to the firm and his or her efforts should be devoted to the firm’s business. BPA encourages Supervised Persons’ participation in outside business activities that enhance the professionalism of its Supervised Persons and the reputation of the firm, and that are civic, charitable, and professional in nature. Simultaneously, BPA recognizes that outside business activities may create conflicts of interest.

Supervised Persons must disclose, at the time they become a Supervised Person of BPA and upon any change thereafter, all outside business activities. This disclosure must be in writing with a clear description of the activities to be performed and any compensation to be received. Further, Supervised Persons may not engage in any outside business activity that relates to money management and/or is in competition with services provided by BPA without first receiving prior approval for the activity from the CCO. In addition, a Supervised Person, before taking a position on the board of a public company, must seek prior approval from the CCO. Supervised Persons are not required to report outside business activities conducted with the CCO’s knowledge with an affiliate of BPA. All pre-approvals must be sought in writing with a clear description of the activities to be performed and any compensation to be received using the firm’s Outside Business Activity Report form. Outside business activity disclosures and decisions by the CCO will be included in the Supervised Person’s file.

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Outside business activities requiring disclosure include, but are not limited to:

1.   Being employed by or compensated by any other entity;
2. Being active in any other business, including part-time, evening, or weekend employment;
3.   Serving as an officer, director or partner in any other entity;
4. Owning an interest in any non-publicly traded company or other private, non-real property investment;
5.   Engaging in any public speaking or writing activities related to investment management; or
6.   Acting as a trustee for client accounts.

4.4           Maintenance of Independence and Objectivity

Supervised Persons will use particular care and good judgment to achieve and maintain independence and objectivity in the performance of their roles and responsibilities. Supervised Persons will avoid giving or receiving any gift, donation, benefit, service or other favor that might affect, or be seen to potentially affect, the performance of their roles and responsibilities, or which might compromise the credibility of BPA.

4.4.1              Gifts, Entertainment, and Travel

BPA recognizes the potential conflicts of interest when Supervised Persons of the firm give and/or receive gifts, entertainment, or other items of value to/from any person or entity that does business with the firm. The overriding principle is that Supervised Persons will not accept inappropriate gifts, favors, entertainment, special accommodations, or others things of material value that could influence decision-making or make the Supervised Person feel beholden to another person or firm. Similarly, Supervised Persons will not offer gifts, favors, entertainment or other things of value that may be viewed as overly generous or aimed at influencing decision- making or making a client feel beholden to the firm. Therefore, BPA has adopted the following policies and procedures regarding giving and/or receiving gifts and entertainment:

1.
Supervised Persons will not give a gift to any client, vendor, potential vendor or anyone else that does business or seeks to do business with the firm in excess of $250 per calendar year per entity, without prior approval from the CCO. All gifts given in excess of $250 per calendar year per entity must be reported to the CCO.

2. Supervised Persons will not make gifts to potential clients with the exception of de minimis items that would be considered exclusions under these policies (see below).

3.
Supervised Persons will not accept any gift or other item from any client, potential client, vendor, potential vendor or anyone else that does business with or seeks to do business with the firm that is in excess of $250 per calendar year per entity, without approval from the CCO. All gifts received in excess of $250 per calendar year per entity must be reported to the CCO.

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        4.   Cash and/or cash equivalents will never be offered or accepted, regardless of the amount. For purposes of this policy, gift cards are not considered cash equivalents.

5.
Supervised Persons will not provide or accept extravagant or excessive entertainment to or from a client, prospective client, or any person or entity that does or seeks to do business with the firm. Supervised Persons may occasionally provide or accept a business entertainment event, such as a dinner, sporting event, or concert of reasonable value, as well as any transportation and/or lodging accompanying or related to such activity or event. Normally, the person or entity providing the entertainment will be present. BPA does not consider these occasional entertainment expenses to be gifts and therefore does not count them toward the annual gift allowance. However, no entertainment expense should be given or accepted in such frequency or amount that would violate BPA’s overriding principle as stated above. Generally, business entertainment of not more than $250 per individual is considered reasonable.

6.
From time to time, Supervised Persons may receive offers to attend conferences, seminars, or similar events provided by or sponsored by a person or entity that does or seeks to do business w ith the firm, such as, a mutual fund company, custodian, or broker- dealer. Supervised Persons may accept invitations to and costs associated with attendance of events, such as travel, hotel, meals, and conference fees, provided that Supervised Persons will not accept such offers in violation of the overriding principle to remain independent, objective, and not feel beholden to anyone.

7.
Supervised Persons must report all gifts received to the CCO or designee, who will maintain a log of such items, including the name of the person or company giving/receiving the item, the date the item was given/received, a description of the item, and its approximate value.

If a third party could perceive a gift as being improper or as compromising the integrity of

Supervised Persons and/or BPA, the gift should be respectfully declined. If there is any question as to whether a payment or consideration may be accepted, the Supervised Person should contact the
CCO.

4.4.2              Exclusions

The following items are not subject to BPA’s Gifts and Entertainment policies:

1. Gifts of a personal nature, such as wedding gifts or congratulatory gifts for the birth of a child;
2. Gifts and entertainment given to or received from individuals who are also family members of Supervised Persons of BPA; and
3. Items of de minimis value given or received such as pens, mugs, shirts, golf balls, and other similar promotional items.

4.5           Additional Standards

As a matter of professional integrity and responsibility, Supervised Persons shall always abide by the higher standard in situations where there exist varying procedures among multiple entities.

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4.5.1              Chartered Financial Analysts (CFA)

In addition to the standards as set forth according to the Code, certain individuals of BPA are also bound by the Code of Ethics and Standards of Professional Conduct, which have been adopted by the Chartered Financial Analyst Institute.

4.5.2              Certified Public Accountants (CPA)

Some Supervised Persons are also CPAs and members of the American Institute of Certified Public Accountants (AICPA). In addition to the firm’s Code, all such Supervised Persons are also subject to the AICPA Code of Professional Conduct and the rules and regulations of the California Board of Accountancy.

5           Personal Trading

BPA’s policy permits Supervised Persons who are Access Persons, as that term is defined below, to maintain personal securities accounts provided that investing by Access Persons is consistent with BPA’s fiduciary duty to its clients and consistent with regulatory requirements.

Personal securities transactions must never adversely affect clients. BPA will monitor trading activity of its Access Persons to confirm that the interests of clients come first, and that the trading activity complies with applicable securities laws. All securities transactions and holdings in any account of an Access Person, including accounts for which the Access Person is considered a beneficial owner (see definition below), are subject to review by BPA.

Access Persons will disclose to BPA their holdings and transactions in securities or other investments for which they are a beneficial owner. Furthermore, Access Persons will obtain written pre-approval for initial public offerings (IPOs), limited offerings, and certain personal investments in accordance with the firm’s pre-clearance policies, as defined below.

5.1           Access Persons

An Access Person is defined as follows:

                    1.     BPA’s directors and officers;
2.
Any Supervised Person who has access to nonpublic information regarding any clients’ purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any reportable fund; or

3. Any Supervised Person who is involved in making securities recommendations to clients, or who has access to such recommendations that are nonpublic.

For all policies and procedures relating to the Personal Securities Transactions Policy and Personal Accounts sections, including all subsections (as outlined below), the definition of Access Persons shall include immediate family (as defined below), or for trusts for which the Access Person serves as a trustee or in which the Access Person has a beneficial interest.

5.1.1              List of Access Persons

All of BPA’s employees are considered to be Access Persons. Interns are not considered Access Persons as they are not given access to and do not have access to nonpublic information. Current and former Access Persons are identified in the Employee Directory.

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5.1.2              Immediate Family

For purposes of the Code, “immediate family” of an advisory representative means any of the following persons who reside in the same household as the Access Person:

child	grandparent	son-in-law
stepchild	spouse	daughter-in-law
grandchild	sibling	brother-in-law
parent	mother-in-law	sister-in-law
stepparent	father-in-law

Immediate family includes adoptive relationships and any other relationship (whether or not recognized by law or shown above), which the CCO determines could lead to the possible conflicts of interest, diversions of corporate opportunity, or appearances of impropriety, which this Code is intended to prevent.

5.1.3              Beneficial Owner

For purposes of the Code, an individual is a “beneficial owner” if the individual has a direct or indirect pecuniary interest in the securities, which may include but not be limited to any of the following: securities held by members of a person’s immediate family sharing the same household, a person’s interest in securities held by a trust, and a person’s right to acquire equity securities through the exercise or conversion of any derivative security, whether or not presently exercisable.

5.2           Personal Securities Transactions Policy

BPA generally trades for its clients in mutual funds and/or Exchange Traded Funds (ETF), which have readily available market prices. BPA and its Access Persons may personally invest in securities that are also recommended for client accounts. Due to the size and liquidity of the type of securities that BPA trades for its clients BPA does not believe that personal trading activity will adversely affect client’s transactions. Furthermore, for clients in which a sub-adviser is assigned, BPA’s employees do not have access to the transactions that are placed in client accounts until after the trades have been placed. For personal transactions in accounts not managed by BPA, Access Persons must first follow the requirements under pre-clearance of trades, as applicable, before transacting.

5.2.1              Pre-Clearance of Trades

Access Persons are required to obtain written approval from the CCO prior to effecting any transaction in securities which:

1. Involves a registered public offering (IPO), both in new issues and secondary offerings, including new issues of municipal securities (see Prohibitions on IPOs below);
2.   Is a private placement;
3.   Is a limited offering;

Access Persons desiring to trade a security requiring pre-clearance should submit a request for pre-approval in advance of the trade. This request must be submitted to the CCO. In the event of the CCO’s absence or for personal trading activity of the CCO, the CFO shall be responsible for reviewing pre-approval requests and issuing an appropriate response. All pre-approval requests and associated responses shall be saved in a dedicated folder. All pre-approval requests and responses will be maintained in accordance with applicable books and records rules.

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Unless short sales, options, and margin transactions involve financial instruments, which fall within the above prohibitions, Access Persons may engage in such transactions; however, such transactions are strongly discouraged. Any Access Person engaging in such transactions should recognize the danger of being “frozen” because of the general restrictions, which apply to personal transactions as noted above.

Day trading (buying and selling in the same security on the same business day) of any security is strictly prohibited.

If the transaction is not subject to the Pre-Clearance Policy, the Access Person may place the transaction without restriction.

5.2.2              Prohibitions on Initial Public Offerings (IPO)

Access Persons are prohibited from participating in IPOs. In rare circumstances, exceptions may be made but only with advance written permission from the CCO. Documentation relating to any exceptions made, including the reason(s) a transaction was permitted, will be maintained in BPA’s compliance files.

5.2.3              Limited Offering

Limited offering means an offering that is exempt from registration under the Securities Act of 1933 pursuant to section 4(2) or section 4(6) or pursuant to Regulation D §§ 230.504, 230.505, or 230.506.

This includes transactions by an issuer not involving any public offering; transactions involving offers or sales by an issuer solely to one or more accredited investors, if the aggregate offering price of an issue of securities offered in reliance on this paragraph does not exceed the amount allowed under regulation, if there is no advertising or public solicitation in connection with the transaction by the issuer or anyone acting on the issuer's behalf, and if the issuer files such notice with the Commission as the Commission shall prescribe; or meet exemptions as provided under Regulation D.

5.2.4              Other Transactions

No Supervised Person will participate on behalf of the firm (or any division), or any client of the firm, or on such employee’s own behalf in any of the following transactions:

       1.   Use of firm funds for political purposes (except events approved by COO);
2.
Payments or receipt of bribes, kickbacks or other amounts with any understanding that part or all of such amount will be refunded or delivered to a third party (such as consultants to plans subject to ERISA) in violation of any applicable law;

3. Payments to governmental officials or employees other than in the ordinary course of business for legal purposes (e.g., payment of taxes); and
4. Use of the funds or assets of the firm or any subsidiary of the firm for any unlawful or improper purpose.

Whether a violation of any of these rules has occurred shall be determined by the firm in the reasonable exercise of its judgment, regardless of whether or not any civil or criminal procedures has been instituted by any person.

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5.2.5              Exceptions to the Personal Trading Policies

Client accounts for which an Access Person of the firm serves as trustee on the account and the trustee does not otherwise have a beneficial interest in the account, shall be managed as any other client account and pre-clearance on transactions for those client accounts is not required.

Any Access Person who feels that the above prohibitions create a particular hardship for him or her in a particular case should discuss the facts with the CCO. In specific cases of extreme hardship, an exception may be granted if the interests of the firm’s clients permit. The CCO will maintain records of these trades, including the reasons for any exceptions.

5.3           Personal Accounts

To assist in the monitoring of employee trading, BPA requests Access Persons who maintain personal accounts and accounts for which the Access Person has a beneficial interest, to maintain those accounts, to the extent possible, at a single national brokerage firm specified by BPA and which provides BPA with electronic downloads of Access Persons’ transactions and holdings.
For those accounts not maintained with a brokerage firm from which electronic downloads of transactions are available, the Access Person will arrange to ensure duplicate statements of such accounts are forwarded directly from the brokerage firm to the CCO on a monthly or quarterly basis. The CCO will periodically review the trading activity and for potential conflicts of interest or violation of the Code of Ethics holdings afforded by these downloads.

5.3.1              Reportable Securities

Access Persons must report all transactions involving Reportable Securities. A “Reportable Security” includes, but is not limited to:

1.   An equity security including common and preferred stock;
2. Corporate, municipal, and mortgage/asset backed bonds, excluding exempted government obligations;
3.   An investment convertible into, or exchangeable for, stock or debt securities;
4. Any derivative instrument relating to any of the above securities, including warrants, options and futures;
5.   Any interest in a partnership investment in any of the foregoing;
6.   Shares of closed-end investment companies;
7.   Exchange Traded Funds (ETFs); and
8.   Any private placement.

A “Reportable Security” does not include securities that are:

 1.   Direct obligations of the Government of the United States;
2. Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;
  3.   Shares issued by money market funds;
  4.   Shares issued by open-end funds (this exception does not apply to Exchange Traded Funds (ETFs) and reportable funds*);
5. Shares issued by unit investment trusts that are invested exclusively in one or more open- end funds, none of which are reportable funds*; and
6. Records related to transactions and holdings in 529 Plans (not managed, distributed, marketed, or underwritten by the adviser or a control affiliate).

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*Reportable funds include funds of fund companies affiliated with BPA or to which BPA provides investment advice or other advisory services.

5.3.2              Personal Holdings Reports

Access Persons must, within ten (10) days of becoming an Access Person and at least annually thereafter, report to the CCO their personal securities holdings on the firm’s Holdings Report. Each Holdings Report must contain, at a minimum, the following information:

1.   The title and type of security, and as applicable the exchange ticker symbol or CUSIP number, number of shares, and principal amount of each reportable security in which the Access Person has any direct or indirect beneficial ownership;

2. The name of any broker, dealer or bank with which the Access Person maintains an account in which any securities are held for the Access Person's direct or indirect benefit; and
  3.   The date the Access Person submits the report.

The required information must be current as of a date not more than 45 days prior to the employee becoming an Access Person (for initial reports) or the date the report is submitted (for annual reports). The CCO or designee will conduct a periodic review of the holdings reports and brokerage statements for potential conflicts of interest or violations of the Code. The CFO will review the holdings of the CCO.

5.3.3              Personal Security Transaction Reports

Access Persons must report all personal securities transactions on a quarterly basis. Access Persons must also report on a quarterly basis, any account that was established in which any securities were held during the quarter for the direct or indirect benefit of the Access Person. It is the responsibility of the Access Persons to provide a signed Securities Transaction Report to the CCO no later than 30 days after the end of each calendar quarter. Each transaction report must contain, at a minimum, the following information about each transaction involving a reportable security in which the Access Person had, or as a result of the transaction acquired, any direct or indirect beneficial ownership:

1.   The date of the transaction, the title, and as applicable the exchange ticker symbol or CUSIP number, interest rate and maturity date, number of shares, and principal amount of each reportable security involved;

2. The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);
  3.   The price of the security at which the transaction was effected;
4. The name of the broker, dealer or bank with or through which the transaction was effected; and
  5.   The date the Access Person submits the report.

Each transaction report must also contain the following information with respect to any account established by the Access Person in which any securities were held during the quarter for the direct or indirect benefit of the Access Person: the name of the broker, dealer or bank with which the Access Person established the account. For Access Persons of PSIS, the reports must also include the date the account was established and the date the Access Person submits the report.

The CCO or designee will review the personal transaction activity for violations of insider trading, front-running, and pre-clearance of trades as described above as well as other potentially abusive practices. The CFO will review the transactions of the CCO.

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6           Insider Trading

The Insider Trading and Securities Fraud Enforcement Act of 1988 requires an investment adviser to establish, maintain and enforce written policies and procedures designed to prevent the misuse of material nonpublic information by its directors, officers and employees.

BPA has adopted the following policies and procedures to reasonably prevent the misuse of material nonpublic information. All Supervised Persons of BPA are required to adhere to the firm’s policy.

6.1           Summary

Pursuant to Section 204A of the Advisers Act, registered investment advisers are required to maintain and enforce written policies reasonably designed to prevent the misuse of material nonpublic information by the adviser or any person associated with the adviser.

The securities laws prohibit improper disclosure or use of nonpublic information relative to publicly traded securities. Violations of the prohibitions against “insider trading” are punishable by severe sanctions, including criminal penalties. In general, the securities laws prohibit trading by a person while in the possession of material nonpublic information about a company or about the market for that company's securities. The securities laws also prohibit a person who is in possession of material nonpublic information from communicating any such information to others.

Insider trading violations are likely to result in harsh consequences for the individuals involved, including exposure to investigations by the Commission, criminal and civil prosecution, disgorgement of any profits realized or losses avoided through the use of the nonpublic information, civil penalties of up to $1 million or three times such profits or losses, whichever is greater, exposure to additional liability in private actions, and incarceration.

6.1.1              Insider

The term “insider” includes both traditional insiders and temporary insiders. A traditional insider is generally any officer, director, partner, manager, or employee, of a company who obtains material nonpublic information about that company by virtue of his/her position or relationship with the company. A traditional insider trading on inside information breaches a duty of trust and confidence to the shareholders of his/her corporation. A temporary insider is any person who receives material nonpublic information about a company in the course of performing services for the company. Temporary insiders may include, but are not limited to, accountants, lawyers, consultants, underwriters, or the immediate family members of traditional insiders. A temporary insider trading on inside information breaches a duty of loyalty and confidentiality to the person who shared the confidential information with him. An insider who becomes aware of and uses or discloses material nonpublic information about a company obtained as the result of his/her relationship with another company may be deemed to have misappropriated such information.

6.1.2              Material

The term “material information” is generally defined as information that a reasonable investor would consider important in making their investment decision with respect to a company’s securities or information that is reasonably certain to affect the market price of the company’s securities, regardless of whether the information is directly related to the company’s business. Material information may include, but is not limited to: dividend changes, earnings estimates, changes in previously release earnings estimates, significant new products or discoveries, significant mergers or tender offer proposals or agreements, developments regarding major litigation by or against the company, liquidity or solvency problems, extraordinary management developments, or similar major developments.

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6.1.3              Nonpublic

Information is to be considered “nonpublic” until it has been effectively disseminated to the marketplace for a sufficient period of time to be reflected in the security’s price. Information remains non-public until it has been publicly disclosed, meaning that it has been broadly distributed to the public in a non-exclusionary manner, such as via a filing with the Commission, or by appearance in publications of general circulation.

6.2           Policies

All Supervised Persons shall adhere to the following:

1. Any Supervised Person having doubts regarding the propriety of a proposed securities transaction should seek advice from the CCO, who has been designated by BPA to handle such matters.

2.   No Supervised Person, while in the possession of material nonpublic information about a company, will for his/her portfolio or for the portfolios of others buy or sell the securities of that company until that information becomes publicly disseminated and the market has had an opportunity to react.

3. No Supervised Person will communicate or “tip” material nonpublic information about a company to any person except for lawful purposes.

4.   Supervised Persons will adhere to the firm’s policies and procedures regarding insider information. Any improper trading or other misuse of material nonpublic information by any Supervised Person may be grounds for immediate dismissal.

No Supervised Person shall disclose material nonpublic information about a company or the market for that company’s securities to any person except to the extent necessary to carry out the legitimate business obligations of BPA.

5.   Mutual fund holdings are considered nonpublic until they have been disseminated to the public (such as through publicly available filings with the Commission). No Supervised Person may disclose the holdings of any mutual fund advised by PSIS until the holdings have become public. Supervised Persons should check with the CCO before disclosing any holdings of PSIS advised funds.

6.3           Procedures

       1.   Every Supervised Person is required to disclose any outside business activities to the CCO.

2. Every Supervised Person will disclose to the CCO any other activities they engage in that may reasonably cause them to have access to inside information.

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3.   If necessary, the CCO will develop and maintain “restricted lists” and “watch lists” which identify the securities that may not be traded in client, employee and proprietary accounts without prior approval from the CCO.

4.   Every Supervised Person, before trading or making investment recommendations, for themselves or others, in the securities of a company about which the Supervised Person may have potential insider information, shall consider whether the information is material and nonpublic. If after consideration, the information is material and nonpublic, or the Supervised Person is unable to determine whether the information is material and nonpublic, the Supervised Person must do the following:

a.      Report the matter immediately to the CCO;
b. Not purchase, sell or recommend securities on behalf of him/herself or others, including accounts managed by BPA;
c.	Not communicate the information inside or outside BPA other than to the CCO or senior management.

After the CCO has reviewed the matter, the Supervised Person will be instructed as to the proper course of action to take.

5.   BPA will distribute to its Supervised Persons at time of hire, and at least with each newly updated version, the firm’s insider trading policy, by providing this Code. Every Supervised Person will be required to certify, by completing a compliance certification, that they have received, read, understood, and will comply with the firm’s Code.

6. BPA will periodically review and update as necessary BPA’s insider trading policies to reflect regulatory, business, or industry changes.

7. BPA’s CCO will review Access Person’s holdings and transaction reports for potential violations of the policy.

6.4           Questions about BPA’s Insider Trading Policy

While compliance with the law and with BPA’s policies and procedures described in this Code is each individual's responsibility, interpretive questions may arise, such as whether certain information is material or nonpublic, or whether trading restrictions should be applicable in a given situation. Any questions should immediately be addressed to the CCO, who has been designated by BPA to respond to such questions.

6.5           Violations of Insider Trading

Violations of BPA’s policies and procedures relative to prohibitions against insider trading will be regarded with the utmost seriousness and will constitute grounds for immediate dismissal and/or reporting to all applicable legal authorities.

7           Preserving Confidentiality

BPA has implemented policies and procedures, which are outlined in the firm’s compliance policies and procedures manual, to limit the sharing of and access to nonpublic personal information regarding the firm’s clients to BPA personnel who need that information to provide services to those clients.

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Supervised Persons will at all times preserve the confidentiality of information communicated by clients, unless they receive information concerning illegal activities on the part of the client. If that happens, the Supervised Person should give the information directly to the CCO for further action.

8           Reporting Violations of the Code

Supervised Persons must promptly report any violation or suspected violation of the Code or of any securities laws, or rules to the CCO. Reporting may be on anonymous basis. No retaliation or retribution of any kind will be taken against a Supervised Person for reporting a violation or potential violation in good faith. Retaliation against a person for reporting an alleged violation is a violation of this Code.

All reports will be promptly investigated and, if deemed necessary, appropriate action will be taken. The CCO will be responsible for leading any investigations and reporting violations and investigative findings to the appropriate supervisor and senior management. BPA senior management may utilize any or all of the sanctions described below.

8.1           Reports to Mutual Fund

Per Rule 17j-1 under the Investment Company Act, investment advisers to mutual funds must annually provide to the mutual fund’s board of directors a written report that:

1.   Describes any issues arising under the code of ethics or procedures since the last report to the board of directors, including, but not limited to, information about material violations of the code or procedures and sanctions imposed in response to the material violations; and

2. Certifies that the investment adviser has adopted procedures reasonably necessary to prevent Fund Access Persons from violating the code.

8.2           Sanctions/Disciplinary Policy

BPA senior management may use any or all of the following sanctions against any Supervised Person found to have violated either the Code or the firm’s written compliance policies and procedures:

1.   Letter of Caution
2.   Admonishment
3.   Fine, Disgorgement
4.   Suspension
5.   Termination
6.   Report Violation to Regulatory Authorities

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